Exhibit 10.28

EXECUTION VERSION

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is entered into as of December 7, 2018, by and among ZUMIEZ INC., a Washington corporation (“Parent”), ZUMIEZ SERVICES INC., a Washington corporation (together with Parent, each individually and collectively, as the context requires, “Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”). Each reference herein to “Borrower” shall mean each and every party, collectively and individually, defined above as a Borrower.

RECITALS

Borrower has requested that Bank extend or continue credit to Borrower as described below, and Bank has agreed to provide such credit to Borrower on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I

CREDIT TERMS

SECTION 1.1.    LINE OF CREDIT.

(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including December 7, 2021, not to exceed at any time the aggregate principal amount of Thirty Five Million Dollars ($35,000,000.00) (“Line of Credit”), the proceeds of which shall be used to finance Borrower’s working capital requirements and for other lawful corporate purposes. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of December 7, 2018, as modified from time to time (“Line of Credit Note”), all terms of which are incorporated herein by this reference. Notwithstanding the foregoing, Borrower shall maintain a zero balance on advances under the Line of Credit for a period of at least thirty (30) consecutive days during each March and April.

(b)    Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit, together with any reserves issued against the Line of Credit in accordance with the terms hereof, shall not at any time exceed the maximum principal amount available thereunder, as set forth herein.

(c)    Commercial Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue sight letters of credit for the account of Borrower (“Subfeature Commercial Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Subfeature Commercial Letters of Credit shall not at any time exceed Ten Million Dollars ($10,000,000.00). The form and substance of each Subfeature Commercial Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Subfeature Commercial Letter of Credit shall have an expiration date more than one hundred twenty (120) days beyond the maturity date of the Line of Credit. The undrawn amount (and all unreimbursed drawn amounts) of all Subfeature Commercial Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Subfeature Commercial Letter of Credit shall be subject to the additional terms and conditions of Bank’s standard commercial letter of credit agreement and all applications and related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Subfeature Commercial Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

(d)    Standby Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (“Subfeature Standby Letters of Credit”; Subfeature Standby Letters of Credit and Subfeature Commercial Letters of Credit are referred to herein as “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Subfeature Standby Letters of Credit shall not at any time exceed Seventeen Million Five Hundred Thousand Dollars ($17,500,000.00). The form and substance of each Subfeature Standby Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Subfeature Standby Letter of Credit shall have an expiration date more than three hundred sixty five (365) days beyond the maturity date of the Line of Credit. The undrawn amount (and all unreimbursed drawn amounts) of all Subfeature Standby Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Subfeature Standby Letter of Credit shall be subject to the additional terms and conditions of Bank’s standard standby letter of credit agreement and all applications and related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Subfeature Standby Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit.

(e)    Bank shall have no obligation to issue or extend a Letter of Credit if (A) any order, judgment, or decree of any Governmental Authority or arbitrator shall, by its terms, purport to enjoin or restrain Bank from issuing such Letter of Credit, or any law applicable to Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Bank shall prohibit or request that Bank refrain from the issuance of letters of credit generally or such Letter of Credit in particular, or (B) the issuance of such Letter of Credit would violate one or more policies of Bank applicable to letters of credit generally.

As used herein, “Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

SECTION 1.2.    INTEREST/FEES.

(a)    Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in the Line of Credit Note or other instrument or document executed in connection herewith or therewith.

(b)    Computation and Payment. Interest shall be computed on the basis set forth in the Line of Credit Note or other instrument or document required hereby. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)    Letter of Credit Fees and Commissions. Borrower shall pay to Bank a letter of credit fee (the “Letter of Credit Fee”) for each letter of credit equal to (i) (x) 1.25% for Subfeature Standby Letters of Credit or (y) 0.125% for Subfeature Commercial Letters of Credit, times (ii) the daily Stated Amount (as defined below) under each such letter of credit (whether or not such maximum amount is then in effect under such letter of credit). For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of the letter of credit shall be determined in accordance with Section 1.2(d). Borrower shall also pay to Bank, on demand, all fees upon the drawing, payment, or negotiation of each drawing under any such letter of credit and upon the occurrence of any other activity with respect to any such letter of credit (including without limitation, the transfer, assignment, amendment, cancellation or non-extension of any such letter of credit) determined in accordance with Bank’s standard fees and charges then in effect for such activity. For any commercial letters of credit, additional fees for document examination, discrepancies, acceptances, document delivery, special handling and other trade services will be determined in accordance with Bank’s standard fees and charges then in effect for such activity.

(d)    Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a letter of credit at any time shall be deemed to be the Stated Amount of such letter of credit in effect at such time; provided, however, that with respect to any letter of credit that, by its terms of any documents related thereto, provides for one or more automatic increases in the Stated Amount thereof, the amount of such letter of credit shall be deemed to be the maximum Stated Amount of such letter of credit after giving effect to all such increases, whether or not such maximum Stated Amount is in effect at such time. “Stated Amount” means at any time the maximum amount for which a letter of credit may be honored.

SECTION 1.3.      COLLECTION OF PAYMENTS. Except to the extent expressly specified otherwise in any Loan Document other than this Agreement, Borrower authorizes Bank to collect all amounts due to Bank from Borrower under this Agreement or any other Loan Document (whether for principal, interest or fees, or as reimbursement of drafts paid or other payments made by Bank under any credit subject to this Agreement) by debiting any deposit account maintained by Borrower with Bank for the full amount thereof. Should there be insufficient funds in Borrower’s deposit accounts with Bank to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4.    COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank under this Agreement and the other Loan Documents, other than indebtedness that is expressly excluded from such secured obligations by the terms of the security agreement(s) required hereunder (each a “Security Agreement” and collectively, the “Security Agreements”), Borrower shall grant to Bank security interests of first priority (subject to Permitted Encumbrances of the type referenced in Sections 5.8(a), 5.8(b) and 5.8(j) or otherwise having priority by operation of law) in certain of Borrower’s assets as described in the Security Agreements, including, without limitations, accounts receivable and other rights to payment, general intangibles, inventory and equipment.

All of the foregoing shall be evidenced by and subject to the terms of such Security Agreements, financing statements, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including, without limitation, filing and recording fees and costs of appraisals, audits and title insurance, but subject to the limitations on reimbursements for audits and appraisals in Section 4.2.

SECTION 1.5.    GUARANTIES. The payment and performance of all indebtedness and other obligations of Borrower to Bank shall be guaranteed jointly and severally by ZIC II, LLC; ZUMIEZ DISTRIBUTION LLC; ZUMIEZ INTERNATIONAL, LLC; ZUMIEZ NEVADA, LLC; ZUMIEZ PUERTO RICO LLC and ZIC, LLC, (the “Guarantors”, and together with Borrower, the “Loan Parties”) as evidenced by and subject to the terms of guaranties in form and substance satisfactory to Bank.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.    LEGAL STATUS.

(a)	ZUMIEZ SERVICES INC. is a corporation duly organized and existing under the laws of Washington, and ZUMIEZ INC. is a corporation duly organized and existing under the laws of Washington.

(b)

Each Loan Party is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a Material Adverse Effect (as defined below); and

(c)

No Loan Party nor any of their subsidiaries is the target of any trade or economic sanctions promulgated by the United Nations or the governments of the United States, the United Kingdom, the European Union, or any other jurisdiction in which any Loan Party or any of its subsidiaries is located or operates (collectively, “Sanctions”).

As used herein, the term “Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of Parent and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material impairment of the rights and remedies of Bank under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would result in a Material Adverse Effect.

SECTION 2.2.    AUTHORIZATION AND VALIDITY. This Agreement and each promissory note (including the Line of Credit Note), contract, Security Agreement, letter of credit, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, as such documents are amended, restated, supplemented or otherwise modified from time to time, the “Loan Documents”) have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of the Loan Parties or the party which executes the same, enforceable in accordance with their respective terms, the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 2.3.    NO VIOLATION. The execution, delivery and performance by each Loan Party of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the organizational and governing documents of such Loan Party, or result in any breach of or default under any material contract, obligation, indenture or other instrument to which a Loan Party is a party or by which a Loan Party may be bound.

SECTION 2.4.    LITIGATION. There are no pending, or to the best of Borrower’s knowledge threatened, actions, claims, investigations, suits or proceedings by or before any Governmental Authority, arbitrator, court or administrative agency that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

SECTION 2.5.    CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Parent and its subsidiaries dated February 3, 2018, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Parent and its subsidiaries in all material respects, (b) disclose all material indebtedness and other liabilities of Parent and its subsidiaries that are required to be reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied. Since the dates of such financial statements there has been no Material Adverse Effect.

SECTION 2.6.    INCOME TAX RETURNS. Borrower has no knowledge of any material pending assessments or adjustments of its or any of its subsidiaries’ income tax payable with respect to any year.

SECTION 2.7.    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which a Loan Party is a party or by which a Loan Party may be bound that requires the subordination in right of payment of any of the Loan Parties’ obligations subject to this Agreement or the other Loan Documents to any other obligation of the Loan Parties.

SECTION 2.8.    PERMITS, FRANCHISES. Each Loan Party possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law.

SECTION 2.9.    ERISA. The Loan Parties are in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time (“ERISA”); no Loan Party has violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by any Loan Party (each, a “Plan”); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by any Loan Party; the Loan Parties have met their minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.    OTHER OBLIGATIONS. No Loan Party nor any of its subsidiaries is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation exceeding $2,500,000 in the aggregate for all such obligations.

SECTION 2.11.    ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, the Loan Parties and their respective subsidiaries are in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of the Loan Parties or their subsidiaries’ operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of the Loan Parties or any of their subsidiaries is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Neither the Loan Parties nor any of their subsidiaries have material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III

CONDITIONS

SECTION 3.1.    CONDITIONS OF EFFECTIVENESS. The effectiveness of this Agreement and the Loan Documents, and the obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank’s satisfaction of all of the following conditions:

(a)    Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank’s counsel.

(b)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Agreement and the Line of Credit Note or other instrument or document required hereby.

(ii)	Corporate Resolutions and Certificate of Incumbency Borrower (2).

(iii)	Limited Liability Company Certificate: Third Party (6).

(iv)	Continuing Guaranty from each Guarantor listed herein.

(v)	Security Agreement: Business Assets (2).

(vi)	Standby Letter of Credit Agreement.

(vii)	Commercial Letter of Credit Agreement.

(viii)	Such other documents as Bank may reasonably require under any other Section of this Agreement.

(c)    Financial Condition. Since February 3, 2018, no Material Adverse Effect has occurred.

(d)    Insurance. Borrower shall have delivered to Bank evidence of insurance coverage as required by Section 4.5.

SECTION 3.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank’s satisfaction of each of the following conditions:

(a)    Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)    Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit including without limitation, the following:

(i)	For the issuance of a commercial letter of credit under any credit subject to this Agreement, Bank’s standard Application for Commercial Letter of Credit.

(ii)	For the issuance of a standby letter of credit under any credit subject to this Agreement, Bank’s standard Application for Standby Letter of Credit.

(c)    Letter of Credit Documentation. Prior to the issuance of any letter of credit, Bank shall have received a Letter of Credit Agreement and any other letter of credit documentation required by Bank, in each case completed and duly executed by Borrower.

(d)    Payment of Fees. Bank shall have received payment in full of any fee required by any of the Loan Documents to be paid at the time such credit extension is made.

ARTICLE IV

AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, and shall cause each Loan Party to, unless Bank otherwise consents in writing:

SECTION 4.1.    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein, and immediately upon demand by Bank, the amount by which the outstanding principal balance of any credit subject hereto at any time exceeds any limitation on borrowings applicable thereto.

SECTION 4.2.    ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, during normal business hours upon reasonable advance notice and at the cost and expense of Borrower, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of the Loan Parties; provided that, unless an Event of Default has occurred and is continuing, such evaluations will be done not more than once per fiscal year of Parent; provided further that, that when an Event of Default exists Bank (or any of its representatives or independent contractors) may do any of the foregoing at the expense of Borrower at any time during normal business hours upon 24 hours’ notice. If at any time any change in generally accepted accounting principles would affect the computation of any covenant (including the computation of any financial covenant) and/or pricing grid set forth in this Agreement or any other Loan Document, Borrower and Bank shall negotiate in good faith to amend such covenant and/or pricing grid to preserve the original intent in light of such change; provided, that, until so amended, (i) such covenant and/or pricing grid shall continue to be computed in accordance with the application of generally accepted accounting principles prior to such change and (ii) Borrower shall provide to Bank a written reconciliation in form and substance reasonably satisfactory to Bank, between calculations of such covenant and/or pricing grid made before and after giving effect to such change in generally accepted accounting principles.

SECTION 4.3.    FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)    not later than 120 days after and as of the end of each fiscal year of Parent, an audited consolidated financial statement of Parent and its consolidated subsidiaries, prepared by a certified public accountant acceptable to Bank; provided, that, the foregoing may be satisfied by Borrower delivering to Bank either (1) copies of all financial statements Parent files with the Securities and Exchange Commission in its 10-K filings, or (2) a uniform resource locator (URL) link to each 10-K Parent files with the Securities and Exchange Commission; and

(b)    not later than 45 days after and as of the end of fiscal quarter of Parent, a consolidated financial statement of Parent and its consolidated subsidiaries, prepared by Parent; provided, that, the foregoing may be satisfied by Borrower delivering to Bank either (1) copies of all financial statements Parent files with the Securities and Exchange Commission in its 10-Q filings (or, in the case of the last fiscal quarter of any fiscal year of Parent, Parent’s 10-K) filings, or (2) a uniform resource locator (URL) link to each 10-Q Parent files with the Securities and Exchange Commission (or, in the case of the last fiscal quarter of any fiscal year of Parent, Parent’s 10-K filings); and

(c)    contemporaneously with each annual and quarterly financial statement of Parent required hereby, a certificate of the president or chief financial officer, a general partner or a member of Parent, as applicable, that said financial statements are accurate, that Borrower is in compliance with all financial covenants in this Agreement (as evidenced by detailed calculations attached to such certificate), and that there exists no Event of Default nor any condition, act or event which with the giving of notice or the passage of time or both would constitute an Event of Default; and

(d)    from time to time such other information as Bank may reasonably request.

SECTION 4.4.    COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; comply with the provisions of all documents pursuant to which any Loan Party or any subsidiary thereof is organized and/or which govern such Loan Party or such subsidiary’s continued existence; except as set forth in the immediately following sentence, comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which such Loan Party or such subsidiary is located or doing business, or otherwise is applicable to such Loan Party or such subsidiary, where failure to do any of the foregoing could reasonably be expected to have a Material Adverse Effect.    Each Loan Party and each of its subsidiaries shall comply in all material respects with the requirements of all laws, rules, regulations and orders of any jurisdiction in which such Loan Party or such subsidiary is located or doing business, or otherwise is applicable to such Loan Party or such subsidiary, in each case related to all Sanctions. Each Loan Party and each of its subsidiaries shall comply with the requirements of all laws, rules, regulations and orders of any jurisdiction in which such Loan Party or such subsidiary is located or doing business, or otherwise is applicable to such Loan Party or such subsidiary, in each case related to, (a) all laws and regulations that relate to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto, (b) the U.S. Foreign Corrupt Practices Act of 1977, as amended, (c) the U.K. Bribery Act of 2010, as amended, and (d) any other applicable anti-bribery or anti-corruption laws and regulations.

SECTION 4.5.    INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are reasonably acceptable to Bank (it being understood and agreed that the amounts and types of coverages provided to Bank pursuant to Section 3.1(d) is satisfactory to Bank as of the date of this Agreement), and deliver to Bank from time to time at Bank’s request schedules setting forth all insurance then in effect, together with a lender’s loss payee endorsement for all property insurance naming Bank as a lender loss payee. Such insurance may be obtained from an insurer or through an insurance agent of Borrower’s choice, provided that any insurer chosen by Borrower is reasonably acceptable to Bank.

SECTION 4.6.    FACILITIES. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; and (b) make all necessary repairs thereto and renewals and replacements thereof, in each case except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.7.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as any Loan Party thereof may in good faith contest or as to which a bona fide dispute may arise, and (b) for which any Loan Party has made provision, to Bank’s satisfaction, for eventual payment thereof in the event such Loan Party is obligated to make such payment.

SECTION 4.8.    LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against any Loan Party in writing of the type described in Section 2.4.

SECTION 4.9.    FINANCIAL CONDITION. Maintain the financial condition of Parent and its consolidated subsidiaries as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein):

(a)    Net income after taxes not less than $5,000,000.00 on a trailing four-quarter basis determined as of each fiscal quarter end, based on the sum of the results of four consecutive quarters consisting of the present quarter and the three preceding quarters; provided, that, there shall be added to net income all charges for impairment of goodwill, other intangibles, leased right-to-use assets, and up to an aggregate of $5,000,000 of store fixed asset impairment, in each case, as shown on the balance sheet.

(b)    Quick Ratio not less than 1.25:1.0 determined at fiscal quarter end. The Quick Ratio is the sum of cash plus cash equivalents plus marketable securities plus accounts receivable divided by the aggregate amount of all credit extensions (including the principal amount of all loans and the Stated Amount of all letters of credit under this Agreement.

SECTION 4.10.    NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act that with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of any Loan Party; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan of any Loan Party or any of its subsidiaries; or (d) any termination or cancellation of any insurance policy that any Loan Party is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting any Loan Party’s property.

ARTICLE V

NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not, and will not permit any Loan Party to, without Bank’s prior written consent:

SECTION 5.1.    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof, or directly or indirectly use any such proceeds for the purpose of (a) providing financing to, or otherwise funding, any targets of Sanctions; or (b) providing financing for, or otherwise funding, any transaction which would be prohibited by Sanctions or would otherwise cause Bank or any of Bank’s affiliates to be in breach of any Sanctions.

SECTION 5.2.    CAPITAL EXPENDITURES. During a Springing Event Period (as defined below), make any investment in fixed assets in excess of an aggregate of $50,000,000, measured for Parent and its subsidiaries on a consolidated basis, during the four fiscal quarters of Parent immediately following the fiscal quarter of Parent in which a Springing Event occurs; provided, however, that notwithstanding anything to the contrary herein, no investment in fixed assets shall be made if, on a pro-forma basis after giving effect to the usage of any cash or cash equivalents to fund such investment, (a) a Springing Event would occur and (b) investments in fixed assets for such period would exceed $50,000,000, with such usage deemed to have occurred in the most recently ended fiscal quarter of Parent prior to the fiscal quarter in which the investment is made.

As used herein:

(a)    “Springing Event” means that as of the last day of any fiscal quarter of Parent, Parent and its consolidated subsidiaries have less than $70,000,000 of cash and cash equivalents (including, without limitation, Permitted Investments described in clauses (b) – (f) of Section 5.6) as listed on Parent’s balance sheet as included within Parent’s 10-Q (or, in the case of the last fiscal quarter of any fiscal year of Parent, Parent’s 10-K) as filed with the Securities and Exchange Commission;

(b)    “Springing Event Cure” means that as of the last day of any fiscal quarter of Parent after the occurrence of a Springing Event, Parent and its consolidated subsidiaries have at least $70,000,000 of cash, cash equivalents (including, without limitation, Permitted Investments described in clauses (b) – (f) of Section 5.6) as listed on Parent’s balance sheet as included within Parent’s 10-Q (or, in the case of the last fiscal quarter of any fiscal year of Parent, Parent’s 10-K) as filed with the Securities and Exchange Commission; and

(c)    “Springing Event Period” means the period commencing on the date upon which a Springing Event occurs, and ending on the date of a Springing Event Cure occurs, if any.

SECTION 5.3.    OTHER INDEBTEDNESS.

(a)    Create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (i) the liabilities of the Loan Parties to Bank, (ii) any other liabilities of the Loan Parties existing as of, and disclosed to Bank in writing prior to, the date hereof, (iii) purchase money indebtedness of any Loan Party to finance the acquisition of any personal property consisting solely of fixed or capital assets, including capital lease or financing lease obligations, and any indebtedness assumed in connection with the acquisition of any such assets or secured by a lien on any such assets prior to the acquisition thereof, and Permitted Refinancings (as defined below) thereof, provided, however, that the aggregate principal amount of indebtedness permitted by this clause (iii) shall not exceed $10,000,000 at any time outstanding, (iv) obligations (contingent or otherwise) of the Loan Parties existing or arising under any swap contract or hedging agreement, provided that such obligations are (or were) entered into by such Loan Party in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates, and not for purposes of speculation or taking a “market view;” provided that the aggregate mark-to-market termination value thereof shall not exceed $5,000,000 at any time outstanding, (v) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of stores, (vi) indebtedness incurred in connection with sale-leaseback transactions permitted hereunder, including, without limitation, the home office building of Borrower, (vi) indebtedness with respect to the deferred purchase price for any Permitted Acquisition (as defined below), provided that such indebtedness (excluding earn-outs not exceeding $10,000,000 in the aggregate at any one time outstanding) does not require the payment in cash of principal (other than in respect of working capital adjustments) prior to the maturity date of the Line of Credit Note, has a maturity which extends beyond maturity date of the Line of Credit Note, and is subordinated to the obligations to Bank on terms reasonably acceptable to Bank, and (vii) additional unsecured indebtedness to parties other than Bank not to exceed an aggregate of $2,500,000 at any time outstanding.

(b)    Permit Zumiez Europe Holding GmbH or its subsidiaries to create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except unsecured indebtedness not to exceed an aggregate of €30,000,000 at any time outstanding.

As used herein, “Permitted Refinancing” means, with respect to any person or entity, any indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) if the indebtedness being Refinanced is subordinated in right of payment to the obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such obligations on terms at least as favorable to Bank as those contained in the documentation governing the indebtedness being Refinanced (c) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (d) such Permitted Refinancing shall be otherwise on terms not materially less favorable to Bank than those contained in the documentation governing the indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (e) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, and (f) at the time thereof, no default or Event of Default shall have occurred and be continuing.

SECTION 5.4.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS.

(a)    Merge into or consolidate with any other entity except in connection with a Permitted Acquisition or between Loan Parties (except if such merger involves a Borrower, such Borrower shall be the survivor); make any substantial change in the nature of the Loan Parties’ business as conducted as of the date hereof; acquire all or substantially all of the assets of any other entity; nor sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets, except, provided no Event of Default exists or would arise therefrom, sales of real estate of a Loan Party (or sales of the equity interests in any Loan Party created solely to hold such real estate (and not any other Collateral), including sale-leaseback transactions involving such real estate pursuant to leases on market terms, as long as such sale is made for reasonably equivalent value.

(b)    Permit any subsidiary of Parent to merge into or consolidate with any other entity other than a Loan Party; make any substantial change in the nature of a material subsidiary’s business as conducted as of the date hereof; permit any Guarantor to acquire all or substantially all of the assets of any other entity; nor permit any Guarantor to sell, lease, transfer or otherwise dispose of all or a substantial or material portion of such Guarantor’s assets.

Notwithstanding the foregoing, the Loan Parties may consummate a Permitted Acquisition (as defined below) on the conditions set forth below. “Permitted Acquisition” means any acquisition by a Loan Party of all or substantially all of the operating assets of any person or entity so long as all of the following conditions are satisfied: (a) on a pro-forma basis after giving effect to the usage of any cash or cash equivalents to pay for any portion of any Permitted Acquisition, unless the aggregate consideration is less than $5,000,000, no Springing Event would occur as a result of such usage, with such usage deemed to have occurred in the most recently ended fiscal quarter of Parent prior to the fiscal quarter in which the Permitted Acquisition will be consummated; (b) the acquisition is consummated in compliance with applicable law; (c) there exists no Event of Default, nor any act, condition or event which with the giving of notice or the passage of time or both would constitute an Event of Default, and no such Event of Default or potential Event of Default results after giving effect to the acquisition; (d) the aggregate consideration (valuing any non-cash consideration at its fair market value, and including without limitation the amount of all liabilities assumed or acquired) does not exceed $50,000,000 ($5,000,000 during a Springing Event Period)] for each such acquisition and does not exceed $100,000,000 ($10,000,000 during a Springing Event Period) in the aggregate for all such acquisitions hereafter; and (e) Borrower provides Bank with at least 15 days’ prior written notice of the acquisition and all related documents requested by Bank are delivered to Bank at least 10 days prior to the consummation of such acquisition.

SECTION 5.5.    GUARANTIES.

(a)    Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of any Loan Party as security for, any liabilities or obligations of any other person or entity, except (i) any of the foregoing in favor of Bank, (ii) guarantees of indebtedness permitted by Section 5.3 hereof, and (iii) guarantees of subsidiary real property lease obligations, so long as, in the case of this clause (iii) such guarantees are unsecured and limited to leases outstanding as of the date of this Agreement and up to $10,000,000 of guarantees in the aggregate with respect to leases entered into after the date of this Agreement.

(b)    Permit Zumiez Europe Holding GmbH or its subsidiaries to guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Zumiez Europe Holding GmbH or its subsidiaries as security for, any liabilities or obligations of any other person or entity, except for indebtedness permitted by Section 5.3(b) hereof.

SECTION 5.6.    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to, or investments, in any person or entity, except for Permitted Investments. “Permitted Investments” means each of the following:

(a)    Investments made in accordance with Parent’s Investment Policy as adopted by the board of directors of Parent, as such policy may be modified from time to time, with notice of such modifications provided to Bank within a reasonable time thereafter;

(b)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;

(c)    commercial paper issued by any entity organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition, and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(e)    fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into;

(f)    investments, classified in accordance with generally accepted accounting principles as current assets of the Loan Parties and their subsidiaries, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (b) through (e) above;

(g)    [reserved];

(h)    (i) Investments by any Loan Party and any of its subsidiaries in their respective subsidiaries outstanding on the date of this Agreement, (ii) additional investments by any Loan Party and its subsidiaries in Loan Parties, (iii) additional Investments by any Loan Party and its Subsidiaries in Loan Parties, (iv) additional investments by Subsidiaries of the Loan Parties that are not Loan Parties in other subsidiaries that are not Loan Parties, and (v) additional Investments by Borrower in its subsidiaries without limitation if (A) no Springing Event has occurred or is continuing or (B) the principal amount of extension of credit under this Agreement (including loans, undrawn letters of credit and unreimbursed drawings thereon) do not exceed more than 70%, and otherwise in an aggregate amount not to exceed $5,000,000 after the date of this Agreement;

(i)    investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(j)    guarantees permitted by Section 5.5;

(k)    as long as no Event of Default exists or would arise from the making of such investment, investments by Borrower in swap contracts and hedging agreements entered into in the ordinary course of business and for bona fide business (and not speculative purposes) to protect against fluctuations in interest rates and foreign currency exchanges rates;

(l)    investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(m)    advances to officers, directors and employees of Borrower and their respective subsidiaries in the ordinary course of business in an amount not to exceed $100,000 in the aggregate at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

(n)    investments constituting Permitted Acquisitions;

(o)    capital contributions and loans made by Borrower to a Loan Party in an aggregate amount not to exceed $5,000,000; and

(p)    other loans, advances and investments not otherwise specifically described herein and not exceeding $5,000,000 at any time outstanding as long as no Event of Default exists or would arise from the making of such investment.

SECTION 5.7.    DIVIDENDS, DISTRIBUTIONS. During a Springing Event Period, announce, declare or pay any dividend or distribution either in cash or any other property on Borrower’s stock, membership interest, partnership interest or other ownership interest now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any class or type of ownership interest now or hereafter outstanding (collectively, “Dividends and Distributions”); provided, that, notwithstanding anything to the contrary herein, no such Dividends and Distributions shall be announced, declared, paid, redeemed, retired, or otherwise consummated if, on a pro-forma basis after giving effect to the usage of any cash or cash equivalents to fund such Dividends and Distributions, a Springing Event would occur, with such Dividends and Distributions being deemed to have been made in the most recently ended fiscal quarter of Parent prior to the fiscal quarter in which the Dividends and Distributions are announced, declared, paid, redeemed, retired, or otherwise consummated.

SECTION 5.8.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except Permitted Encumbrances. “Permitted Encumbrances” means:

(a)    liens imposed by law for taxes that are not yet delinquent or are being contested in good faith by appropriate proceedings and Borrower has set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in good faith by appropriate proceedings and Borrower has set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles;

(c)    pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any lien imposed by ERISA;

(d)    deposits to secure the performance of bids, trade contracts and leases (other than indebtedness for borrowed money), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(e)    liens in respect of judgments that would not constitute an Event of Default hereunder;

(f)    easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that, in each case, do not materially interfere with the current use of the real property;

(g)    [reserved];

(h)    liens on fixed or capital assets acquired by any Loan Party that are permitted under Section 5.3(a)(iii) so long as (i) such liens and the indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such liens shall not extend to any other property or assets of the Loan Parties;

(i)    liens in favor of Bank;

(j)    statutory liens of landlords and lessors in respect of rent not in default;

(k)    possessory liens in favor of brokers and dealers arising in connection with the acquisition or disposition of Permitted Investments, provided that such liens (a) attach only to such investments and (b) secure only obligations incurred in the ordinary course and arising in connection with the acquisition or disposition of such Investments and not any obligation in connection with margin financing;

(l)    liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m)    liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to Borrower;

(n)    voluntary liens on property in existence at the time such property is acquired pursuant to a Permitted Acquisition; provided, that such liens do not attach to any other assets of Borrower;

(o)    liens in favor of customs and revenues authorities imposed by applicable law arising in the ordinary course of business in connection with the importation of goods solely to the extent the following conditions are satisfied: (A) such liens secure obligations that are being contested in good faith by appropriate proceedings, (B) Borrower has set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles and (C) such contest effectively suspends collection of the contested obligation and enforcement of any lien securing such obligation; and

(p)    liens on real estate and related assets securing indebtedness permitted by Section 5.3(a)(vi).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.1.    The occurrence of any of the following shall constitute an “Event of Default” under this Agreement:

(a)    Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)    Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by any Loan Party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)    Any default in the performance of or compliance with (1) any collateral value requirement set forth herein or any other Loan Document; or (2) any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default”), and with respect to such default under this subdivision (2) that by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence.

(d)    Any default in the payment or performance, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which any Loan Party has incurred any debt or other liability to any person or entity, including Bank, for which the Loan Parties have liability totaling $2,500,000 or more in the aggregate.

(e)    Any Loan Party shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; any Loan Party shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time (“Bankruptcy Code”), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any Loan Party shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or any Loan Party shall be adjudicated a bankrupt, or an order for relief shall be entered against a Loan Party by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)    (i) The filing of a notice of judgment lien against any Loan Party or any subsidiary thereof totaling $2,500,000 or more in the aggregate for all such judgments and (A) enforcement proceedings are commenced by any creditor upon such judgment, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or (ii) the recording of any abstract or transcript of judgment totaling $2,500,000 or more in the aggregate for all such judgments, against any Loan Party or any subsidiary thereof in any county or recording district in which such has an interest in real property and (A) enforcement proceedings are commenced by any creditor upon such judgment, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or (iii) the service of a notice of levy and/or of a writ of attachment or execution, or other like process is issued or levied against all or any material part of the Property of any Loan Party, and is not released, vacated or fully bonded within 30 days after its service on such Loan Party; or (iv) the entry of a judgment against any Loan Party or any subsidiary thereof totaling $2,500,000 or more in the aggregate for all such judgments and (A) enforcement proceedings are commenced by any creditor upon such judgment, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or (v) any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against a Loan Party and continues undismissed or unstayed for 60 days, or an order for relief is entered in any such proceeding.

(g)    The dissolution or liquidation of any Loan Party or any of their respective directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of such Loan Party except, in each case, as permitted by Section 5.4.

(h)    Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), other than Permitted Holders, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 40% or more of the voting stock of Parent entitled to vote for members of the board of directors or equivalent governing body of Parent on a fully-diluted basis (and taking into account all such voting stock that such “person” or “group” has the right to acquire pursuant to any option right) (“Voting Stock”). “Permitted Holders” means Richard Brooks and Thomas Campion.

SECTION 6.2.    REMEDIES. Upon the occurrence of any Event of Default: (a) all principal, unpaid interest outstanding and other indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank’s option and without notice (except as expressly provided in any mortgage or deed of trust pursuant to which Borrower has provided Bank a lien on any real property collateral) become immediately due and payable without presentment, demand, protest or any notices of any kind, including without limitation, notice of nonperformance, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII

MISCELLANEOUS

SECTION 7.1.     NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:	ZUMIEZ SERVICES INC.
ZUMIEZ INC.
4001 204th Street SW
Lynnwood, WA 98036

BANK:	WELLS FARGO BANK, NATIONAL ASSOCIATION
MAC P6478-059
205 108th Avenue NE, 5th Floor
Bellevue, WA 98004

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.    COSTS, EXPENSES AND ATTORNEYS’ FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including, to the extent permitted by applicable law, reasonable attorneys’ fees (to include outside counsel fees and all allocated costs of Bank’s in-house counsel to the extent permissible), expended or incurred by Bank in connection with (a) the negotiation and preparation of this Agreement and the other Loan Documents, Bank’s continued administration hereof and thereof, and the preparation of any amendments, consents and waivers hereto and thereto, (b) the enforcement of Bank’s rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, whether or not suit is brought, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity. Notwithstanding anything in this Agreement to the contrary, reasonable attorneys’ fees shall not exceed the amount permitted by law.

SECTION 7.4.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank’s prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank’s rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information that Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, any Guarantor hereunder or the business of such Guarantor, if any, or any collateral required hereunder.

SECTION 7.5.    ENTIRE AGREEMENT; AMENDMENT. To the full extent permitted by law, this Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of Washington (such State, Commonwealth or District is referred to herein as the “State”), but giving effect to federal laws applicable to national banks, without reference to the conflicts of law or choice of law principles thereof.

SECTION 7.11.    BUSINESS PURPOSE. Borrower represents and warrants that each credit subject hereto is made for (a) a business, commercial, investment, agricultural or other similar purpose, (b) the purpose of acquiring or carrying on a business, professional or commercial activity, or (c) the purpose of acquiring any real or personal property as an investment and not primarily for a personal, family or household use.

SECTION 7.12.    RIGHT OF SETOFF; DEPOSIT ACCOUNTS. Upon and after the occurrence of an Event of Default, (a) Borrower hereby authorizes Bank, at any time and from time to time, without notice, which is hereby expressly waived by Borrower, and whether or not Bank shall have declared any credit subject hereto to be due and payable in accordance with the terms hereof, to set off against, and to appropriate and apply to the payment of, Borrower’s obligations and liabilities under the Loan Documents (whether matured or unmatured, fixed or contingent, liquidated or unliquidated), any and all amounts owing by Bank to Borrower (whether payable in U.S. dollars or any other currency, whether matured or unmatured, and in the case of deposits, whether general or special (except trust and escrow accounts), time or demand and however evidenced), and (b) pending any such action, to the extent necessary, to hold such amounts as collateral to secure such obligations and liabilities and to return as unpaid for insufficient funds any and all checks and other items drawn against any deposits so held as Bank, in its sole discretion, may elect. Bank may exercise this remedy regardless of the adequacy of any collateral for the obligations of Borrower to Bank and whether or not the Bank is otherwise fully secured. Borrower hereby grants to Bank a security interest in all deposits and accounts maintained with Bank to secure the payment of all obligations and liabilities of Borrower to Bank under the Loan Documents.

SECTION 7.13.    ARBITRATION.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit. In the event of a court ordered arbitration, the party requesting arbitration shall be responsible for timely filing the demand for arbitration and paying the appropriate filing fee within 30 days of the abatement order or the time specified by the court. Failure to timely file the demand for arbitration as ordered by the court will result in that party’s right to demand arbitration being automatically terminated.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in the State selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State or a neutral retired judge of the state or federal judiciary of the State, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of the State and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the corresponding rules of civil practice and procedure applicable in the State or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

(i)    Small Claims Court. Notwithstanding anything herein to the contrary, each party retains the right to pursue in Small Claims Court any dispute within that court’s jurisdiction. Further, this arbitration provision shall apply only to disputes in which either party seeks to recover an amount of money (excluding attorneys’ fees and costs) that exceeds the jurisdictional limit of the Small Claims Court.

SECTION 7.14.    JOINT AND SEVERAL LIABILITY.

(a)     Each Borrower has determined and represents to Bank that it is a legitimate business purpose and in its best interests to induce Bank to extend credit pursuant to this Agreement. Each Borrower acknowledges and represents that its business is related to the business of every other Borrower hereunder, and all commitments, advances and other credit extensions under this Agreement will individually and collectively benefit each Borrower hereunder.

(b)    Each Borrower has determined and represents to Bank that it has, and after giving effect to the transactions contemplated by this Agreement will have, assets having a fair market value in excess of its liabilities, after giving effect to any available rights of contribution or subrogation, and each Borrower has, and will have, access to adequate capital for the conduct of its business and the ability to pay its debts as they mature.

(c)    Each Borrower agrees that it is jointly and severally and unconditionally liable to Bank for, and will pay to Bank when due, the full amount of all existing and future indebtedness arising in connection with any facility extended under this Agreement, and all modifications, extensions and renewals thereto, including without limitation all principal and interest, and all fees, costs and expenses chargeable to each Borrower individually or collectively in connection with any facility hereunder. These obligations shall be in addition to any other obligations of any Borrower under any other agreement with Bank entered into before or after the date of this Agreement, unless such other agreement is expressly modified or revoked in writing, and this Agreement shall not affect or invalidate the terms of any such other agreement, unless otherwise expressly provided herein.

(d)    The liability of a Borrower for indebtedness hereunder shall be reinstated and revived and the rights of Bank shall continue if and to the extent that for any reason any amount at any time paid on account of any facility under this Agreement by any Borrower or any other person or entity is rescinded or must otherwise be restored by Bank, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, all as though such amount had not been paid.

(e)    Each Borrower authorizes Bank, without notice to or demand on such Borrower, and without affecting such Borrower’s liability for indebtedness incurred under any facility extended under this Agreement, from time to time to: (i) alter, compromise, extend, accelerate or otherwise change the time for payment of, or otherwise change the terms of, the indebtedness of any other Borrower to Bank on account of any such facilities; (ii) take and hold security from any other Borrower for the payment of indebtedness incurred under any facility extended under this Agreement, and exchange, enforce, waive, subordinate or release any such security; (iii) apply such security and direct the order or manner of sale thereof, including without limitation, a non-judicial sale permitted by the terms of the controlling security agreement, mortgage, or deed of trust, as Bank in its discretion may determine; (iv) release or substitute any one or more of the endorsers or any guarantors of any facility hereunder, or any other party obligated thereon; and (v) apply payments received by Bank from any other Borrower to indebtedness of such other Borrower to Bank other than to any facility extended under this Agreement.

(f)    Each Borrower represents and warrants to Bank that it has established adequate means of obtaining from every other Borrower on a continuing basis financial and other information relating to the financial condition of every other Borrower, and each Borrower agrees to keep adequately informed by such means of any facts, events or circumstances which might in any way affect its risks hereunder. Each Borrower further agrees that Bank shall have no obligation to disclose to it any information or material about any other Borrower which is acquired by Bank in any manner.

(g)    Each Borrower waives any right to require Bank to: (i) proceed against any other Borrower or any other person; (ii) proceed against or exhaust any security held from any other Borrower or any other person; (iii) pursue any other remedy in Bank’s power; (iv) apply payments received by Bank from any other Borrower to any facility extended under this Agreement; (v) make any presentments or demands for performance, or give any notices of nonperformance, protests, notices of protest or notices of any kind, including without limitation, any notice of nonperformance, protest, notice of protest, notice of dishonor, notice of intention to accelerate or notice of acceleration; or (vi) set off against the indebtedness the fair value of any real or personal property given as collateral for the indebtedness (whether such right of setoff arises under statute or otherwise). In addition to the foregoing, each Borrower specifically waives any statutory right it might have to require Bank to proceed against other Borrowers or any collateral that secures the indebtedness.

(h)    Each Borrower waives to the extent permitted by applicable law any defense to its liability for repaying any facility extended under this Agreement based upon or arising by reason of: (i) any disability or other defense of any other Borrower or any other person; (ii) the cessation or limitation from any cause whatsoever, other than payment in full, of the liability of any other Borrower for the facility extended under this Agreement; (iii) any lack of authority of any officer, director, partner, agent or other person acting or purporting to act on behalf of any other Borrower or any defect in the formation of any other Borrower; (iv) the application by any other Borrower of the proceeds of any facility extended under this Agreement for purposes other than the purposes intended or understood by Bank or each other Borrower; (v) any act or omission by Bank which directly or indirectly results in or aids the discharge of any other Borrower by operation of law or otherwise, or which in any way impairs or suspends any rights or remedies of Bank against any other Borrower; (vi) any impairment of the value of any interest in any security for any facility extended under this Agreement, including without limitation, the failure to obtain or maintain perfection or recordation of any interest in any such security, the release of any such security without substitution, and/or the failure to preserve the value of, or to comply with applicable law in disposing of, any such security; or (vii) any modification of the indebtedness of any other Borrower for any facility extended under this Agreement, including without limitation the renewal, extension, acceleration or other change in time for payment of, or other change in the terms of, the indebtedness of any Borrower for any facility extended under this Agreement, including increase or decrease of the rate of interest thereon.

(i)    Until each facility extended under this Agreement and all indebtedness arising under or in connection with this Agreement shall have been paid in full, no Borrower shall have any right of subrogation. Each Borrower waives all rights and defenses it may have arising out of (i) any election of remedies by Bank, even though that election of remedies, such as a non-judicial foreclosure with respect to any security for each facility extended under this Agreement, destroys its rights of subrogation or its rights to proceed against any other Borrower for reimbursement, or (ii) any loss of rights it may suffer by reason of any rights, powers or remedies of any other Borrower in connection with any anti-deficiency laws or any other laws limiting, qualifying or discharging any Borrower’s indebtedness for each facility extended under this Agreement, whether by operation of law, or otherwise, including any rights Borrower may have to claim a fair market credit with respect to a deficiency or have a fair market value hearing to determine the size of a deficiency following any foreclosure sale or other disposition of any real property security for any portion of the Indebtedness, and Borrower waives any right Borrower may have under any “one-action” rule. Borrower further waives the benefit of any homestead, exemption or other similar laws.

Until all indebtedness of each Borrower to Bank arising under or in connection with this Agreement shall have been paid in full, each Borrower waives any right to enforce any remedy that Bank now has or may hereafter have against any other Borrower or any other person, and waives any benefit of, or any right to participate in, any security now or hereafter held by Bank. To the fullest extent permitted by applicable law, Borrower waives all rights of a surety and the benefits of any applicable suretyship law, statute or regulation, and without limiting any of the waivers set forth herein, Borrower further waives any other fact or event that, in the absence of this provision, would or might constitute or afford a legal or equitable discharge or release of or defense to Borrower.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

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IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed as of the day and year first written above.

ZUMIEZ SERVICES INC.	WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	By:

Title:	Title:

ZUMIEZ INC.

By:

Title: